UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 25, 2007

PREMIERE GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

GEORGIA

(State or Other Jurisdiction of Incorporation)

000-27778	59-3074176
(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road, NE, Suite 700, Atlanta, Georgia 30326

(Address of Principal Executive Offices)	(Zip Code)

404-262-8400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in its Current Report on Form 8-K dated April 18, 2007 and filed on April 19, 2007, Premiere Global Services, Inc. entered into Amendment No. 5 and Waiver to amend its existing credit agreement by and among us, Bank of America, N.A., as administrative agent, the guarantors and the lenders that are parties thereto, which amends certain covenants in the credit agreement to allow us to purchase, redeem or otherwise acquire up to an additional $150 million of our common stock during 2007. On April 23, 2007, we commenced a $150 million self-tender offer to acquire up to 11,857,707 shares of our common stock, representing approximately 17% of our currently outstanding common stock, at a purchase price of $12.65 per share in cash, which expired at 5:00 p.m. New York City time on May 21, 2007.

In accordance with the terms and conditions of the tender offer and based on the final count by the depositary for the tender offer, we have accepted for purchase 9,687,841 shares of our common stock (representing approximately 13.6% of our outstanding common stock). We have funded the purchase price of the shares through additional borrowings of approximately $122.5 million under our existing credit facility, as permitted by Amendment No. 5.

The foregoing description of Amendment No. 5 and Waiver to our credit agreement is not complete and is qualified in its entirety by reference to the text of Amendment No. 5 and Waiver to our credit agreement attached as Exhibit 10.2 to the Current Report on Form 8-K dated April 18, 2007, filed on April 23, 2007 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2007	PREMIERE GLOBAL SERVICES, INC. By: /s/ Michael E. Havener Michael E. Havener Chief Financial Officer